Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:                                 Investors:

Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or
kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Provides Update on Plenaxis™ Commercialization Efforts

and Development Programs at the

UBS 2004 Global Specialty Pharmaceuticals Conference

Waltham, MA — May 24, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today presented a Company update at the UBS 2004 Global Specialty Pharmaceuticals Conference in New York.  William K. Heiden, President and Chief Operating Officer of PRAECIS, provided an update on the Company’s commercialization efforts for Plenaxis™ (abarelix for injectable suspension), and reviewed the Company’s research and development programs and its technology platforms.

Plenaxis™ was approved by the United States Food and Drug Administration (FDA) in November 2003 for the treatment of a defined subset of advanced symptomatic prostate cancer patients.  The Company launched Plenaxis™ in late January 2004 and is promoting the product in the United States with its own marketing and sales team.  Discussing the progress of the Plenaxis™ launch, Mr. Heiden noted the following:

•                                          The first quarter was dedicated to the hiring and training of the 40 person sales force, and this experienced team is now calling on physicians to educate and build product awareness, enroll physicians and hospital pharmacies in the Plenaxis™ User Safety (PLUS) Program and generate product sales.

•                                          The Company has identified approximately 3,500 target prescribers, whom it believes may represent 80% of the Plenaxis™ volume opportunity.  As of today,

over 2,200 physicians (and hospital pharmacies) have enrolled as authorized prescribers in the PLUS Program, more than half of whom are target prescribers.

•                                          Various promotional support programs (including professional advertising) have recently been launched following approval by the FDA’s Division of Drug Marketing, Advertising, and Communications, several being made available for the first time to physicians at the recent American Urological Association meeting held in San Francisco from May 8-13, 2004.

•                                          During May 2004, the Company received its first confirmation that several regional Medicare carriers have already issued physician reimbursement for the in-office administration of Plenaxis™ and expects confirmation regarding reimbursement by the remaining carriers in the coming months.  The Company believes that confirmation of carrier-level reimbursement is an important step for physicians considering the use of Plenaxis™.

•                                          The Company is initiating the “Plenaxis™ Experience Study,” a 2,000 patient clinical study evaluating the commercial use of Plenaxis™ in the indicated patient population.  The study is an FDA postmarketing Phase 4 commitment which will evaluate the adherence by physicians to the requirements of the PLUS Program.  The study will also be utilized to further assess the frequency of immediate-onset systemic allergic reactions.

•                                          The Company has recently received clearance from the FDA to initiate a Phase 1/2 study evaluating the use of Plenaxis™ in androgen-independent prostate cancer patients whose disease has progressed following LHRH agonist therapy.  Plenaxis™ has been shown to directly suppress follicle stimulating hormone (FSH) secretion, which is believed to be an independent growth stimulant of prostate cancer.  Many patients treated with hormonal therapies eventually progress to a stage of androgen-independent prostate cancer, and this study will evaluate the potential benefit of suppressing FSH with Plenaxis™ in these patients.

Further commenting on the launch of Plenaxis™, Mr. Heiden stated, “We are pleased with our progress to date in creating initial awareness and enrolling physicians as potential prescribers through the PLUS Program.  However, the uptake of the product by prescribers during the initial sixteen weeks has been somewhat slower than forecasted.  Accordingly, the Company is not in a position at this time to confirm its previously issued sales range forecast for 2004.  The Company cannot predict at this time what effect, if any, this could have on its longer-term capital position and previously disclosed expected timing for reaching profitability, but does not currently anticipate that it would be material.  In addition, the Company continues to believe that through management of its operating expenses, it will end the year with cash, cash equivalents and marketable securities in the range of approximately $60.0 million to $70.0 million.”

“We remain confident that Plenaxis™ offers a compelling treatment alternative for men suffering from advanced symptomatic prostate cancer and we will continue to build upon the successes we have already achieved in the short period of time since the product was approved and launched,” Mr. Heiden concluded.

Mr. Heiden also presented an overview of the Company’s clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, and discussed the Company’s clinical validation plans for a simple diagnostic test it has developed for endometriosis.  In addition, the presentation included an overview of the Company’s Biomarker Discovery and Direct Select technology platforms.

Mr. Heiden’s presentation may be accessed live beginning today at 9:30 a.m., EDT, at http://www.praecis.com under “Investors.”  A copy of the presentation and a replay of the webcast will be available on the Company’s website beginning at 12:00 noon, EDT, until midnight on Friday, June 4, 2004.

About Plenaxis™

Plenaxis™ is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis™ is not indicated in women or children.

For safety reasons, Plenaxis™ was approved with marketing restrictions.  Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis™.

Full prescribing information for Plenaxis™ can be found at www.plenaxis.com.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis™ (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization plans for Plenaxis™  for the treatment of advanced symptomatic prostate cancer patients, the Company’s expectations for sales of Plenaxis™ during 2004, and the Company’s expected financial position and results.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to retain its sales force and successfully commercialize Plenaxis™ in the United States, the Company’s ability to successfully manage operating expenses, the Company’s ability to manufacture or have manufactured Plenaxis™ on a commercial scale, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

Plenaxis™ and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.